Exhibit 99

6200 Sprint Parkway Overland Park, Kansas 66251
Gary D. Forsee Chairman

February 29, 2004

To Our Security Holders:

Enclosed is a notice informing you that the Board of Directors of Sprint has decided to eliminate the company’s “tracking stock” capital structure and return to a single common stock. If you hold shares of PCS common stock, each of your PCS shares will convert into .50 shares of FON common stock on April 23, 2004. If you hold securities that entitle you to acquire PCS common stock, your rights will convert automatically into rights to acquire FON common stock. Shares of FON common stock will not convert. If you hold only shares of FON common stock, the number of shares you hold will not change.

In November 1998, we reclassified our common stock into shares of FON common stock and PCS common stock. The creation of these tracking stocks was important and helpful for our company, in part because it enabled us to acquire full ownership of the Sprint PCS business using the new PCS common stock. Now, for the reasons described in this notice, the Board of Directors has determined, in accordance with and as expressly permitted by our Articles of Incorporation, to convert the PCS common stock into FON common stock, at a conversion ratio that the Board has determined is fair to the holders of the PCS common stock and the holders of the FON common stock, each taken as a separate class.

If you hold FON common stock, you do not need to do anything. Similarly, if you hold PCS common stock through a broker or other nominee, you do not need to do anything—your shares of PCS common stock will automatically convert into FON common stock. If you hold certificates for PCS common stock, we will send you written instructions on how to exchange your certificates for certificates representing your new FON shares. Holders of PCS common stock should not send their certificates to the exchange agent at this time. See “The Recombination—Method of Exchanging Certificates” beginning on page 13.

There is no shareholder vote involved in this conversion, and we are not asking you to return a proxy. We encourage you to read this notice in its entirety.

Sincerely,

Chairman

QUESTIONS AND ANSWERS ABOUT THE RECOMBINATION

Q:    I own shares of PCS common stock. Will this transaction affect my shares?

A:    Yes. If you hold PCS common stock, each of your shares will automatically convert into .50 shares of FON common stock on Friday, April 23, 2004, which we refer to as the “conversion date.” We will pay cash in lieu of any fractional share of FON common stock to which a holder of PCS common stock would otherwise be entitled.

Today, the PCS common stock is a tracking stock that is intended to reflect the financial results and economic value of Sprint’s PCS group. The FON shares that you will hold after the recombination will not be a tracking stock. These shares will reflect the financial results and economic value of all of Sprint’s operations, including wireless and wireline.

Q:    I own shares of FON common stock. Will this transaction affect my shares?

A:    Yes. Today, the FON common stock is a tracking stock that is intended to reflect the financial results and economic value of the FON group. After the recombination, the FON common stock will not be a tracking stock; instead, it will reflect the financial results and economic value of all of Sprint’s operations, including wireless and wireline.

In the recombination, you will keep your shares of FON common stock and the number of shares that you own will not change unless you also own shares of PCS common stock, in which case the number of FON shares that you own will increase as described in the preceding answer.

Q:    I own securities that permit me to acquire PCS common stock. Will this transaction affect my securities?

A:    Yes. After the recombination, these securities will permit you to acquire FON common stock. The number of shares of FON common stock issuable with respect to options, restricted stock units, convertible preferred shares and equity unit purchase contracts that entitle you to acquire shares of PCS common stock will, after the recombination, equal the number of shares of PCS common stock that would have been issuable with respect to those securities in the absence of the recombination multiplied by the conversion ratio for the recombination.

Q:    What is the “conversion ratio?”

A:    Each share of PCS common stock will convert into .50 shares of FON common stock in the recombination. We call that fractional number of FON shares the “conversion ratio.” See “The Recombination—Determination of the Conversion Ratio,” beginning on page 11.

Q:    How will Sprint handle the cash to be paid for any fractional share of FON common stock?

A:    The exchange agent will deliver cash in lieu of any fractional shares. The cash value per share will be determined by averaging the high and low reported sales price of the FON common stock on the fifth trading day prior to the date on which the payment is made, without interest.

Q:    How will the recombination affect voting rights?

A:    Each share of PCS common stock has a number of votes determined by the market value of the PCS shares relative to the market value of the FON shares, averaged over a period of days preceding the relevant record date. The Series 1 PCS common stock—the PCS common stock that is publicly held—will convert in the recombination into Series 1 FON common stock, which has one vote per share. The privately held Series 2 PCS common stock will convert into Series 2 FON common stock, which has 1/10th of a vote per share.

Q:    How will the recombination affect dividends?

A:    The Sprint Board of Directors expects to declare the regular dividend of $0.125 per share on all outstanding shares of FON common stock, including those issued in the recombination, at the next regular dividend declaration date after the recombination is completed. We expect that the next regular dividend will be declared in April 2004, payable to shareholders as of a record date in June 2004. As in the past, and consistent with its fiduciary duties, the Board of Directors will continue to make its cash dividend decisions on a quarter-by-quarter basis.

Q:    Why is Sprint doing this?

A:    When we first implemented the tracking stock structure, we were careful to build in flexibility to recombine the tracking stocks because we recognized that maintaining separate tracking stocks might not always be in the best interests of Sprint and its stockholders. Since that time, the Board of Directors has periodically evaluated whether to maintain the tracking stock structure. In its most recent discussions, the Board of Directors decided that for numerous reasons it would be in the best interests of Sprint and its stockholders to recombine the tracking stocks. These reasons are summarized under “The Recombination—Reasons For the Decision To Recombine” beginning on page 10.

Q:    Is a shareholder vote required to approve the recombination?

A:    No. Sprint’s Articles of Incorporation provide that the Board of Directors can recombine the tracking stocks at any time, at a ratio that the Board determines to be fair to the holders of PCS common stock and fair to the holders of FON common stock, each taken as a separate class. There are no regulatory approvals or other conditions that must be satisfied prior to the recombination becoming effective on April 23, 2004.

Q:    What should I do now?

A:    If you hold only FON common stock, you do not need to do anything.

If you hold PCS common stock through a broker or other nominee, you do not need to do anything. As a result of the recombination, your shares of PCS common stock will automatically convert into FON common stock without your having to take any action.

If you hold certificates for PCS common stock, after the recombination is completed we will send you written instructions on how to exchange your PCS common stock certificates for certificates representing your new FON shares.

If you hold securities that entitle you to acquire PCS common stock, you do not need to do anything, since these securities will automatically entitle you to acquire FON common stock after the recombination.

Q:    What is the income tax treatment of this transaction?

A:    No holder of PCS common stock or FON common stock will recognize income, gain or loss as a result of the recombination of the tracking stocks, except with respect to cash received by holders of PCS common stock in lieu of fractional shares of FON common stock. The holding period in the FON common stock received in the recombination will include the holder’s holding period in the PCS common stock surrendered. See “United States Federal Income Tax Consequences of the Recombination” beginning on page 25.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION

This document includes certain estimates, projections and other forward-looking statements. Statements regarding expectations, including performance assumptions and estimates relating to capital requirements, as well as other statements that are not historical facts, are forward-looking statements.

These statements reflect management’s judgments based on currently available information and involve a number of risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. With respect to these forward-looking statements, management has made assumptions regarding, among other things, customer and network usage, customer growth and retention, pricing, operating costs and the economic environment. Future performance cannot be ensured. Actual results may differ materially from those in the forward-looking statements. Some factors that could cause actual results to differ include:

•	extent and duration of any economic downturn,

•	the effects of vigorous competition in the markets in which we operate,

•	the costs and business risks associated with providing new services and entering new markets,

•	adverse change in the ratings afforded our debt securities by ratings agencies,

•	the ability of our wireless operations and the global markets division to continue to grow a significant market presence,

•	the ability of our wireless operations to continue to improve profitability,

•	the ability of the global markets division and the local division to improve cash flow generation,

•	the effects of mergers and consolidations in the telecommunications industry and unexpected announcements or developments from others in the telecommunications industry,

•	the uncertainties related to the outcome of bankruptcies affecting the telecommunications industry,

•	the impact of financial difficulties of third-party affiliates on our wireless network coverage,

•	the uncertainties related to our investments in networks, systems and other businesses,

•	the uncertainties related to the implementation of our business strategies, including our initiative to realign services to enhance the focus on business and consumer customers,

•	the impact of new, emerging and competing technologies on our business,

•	unexpected results of litigation filed against us,

•	the impact of wireless local number portability on our wireless operation’s growth and churn rates, revenues and expenses,

•	the possibility of one or more of the markets in which we compete being impacted by changes in political or other factors such as monetary policy, legal and regulatory changes, including the impact of the Telecommunications Act of 1996, or other external factors over which we have no control, and

•	other risks referenced from time to time in our filings with the Securities and Exchange Commission (SEC).

The words “estimate,” “project,” “intend,” “expect,” “believe,” “target” and similar expressions are intended to identify forward-looking statements. You should not place undue reliance on forward-looking statements, which speak only as of the date of this document. We are not obligated to publicly release any revisions to forward-looking statements to reflect events after the date of this document or unforeseen events. We provide a detailed discussion of risk factors in our SEC filings, including our Annual Report on Form 10-K, and you are encouraged to review these filings.

THE RECOMBINATION

The Sprint Board of Directors has, pursuant to Article SIXTH, Section 7.1(D) of Sprint’s Articles of Incorporation, elected to convert all outstanding shares of PCS common stock into shares of FON common stock. We refer to this transaction in this document as the “recombination.”

Each share of PCS common stock will automatically convert into .50 shares of FON common stock at 12:01 a.m. C.D.T. on Friday, April 23, 2004. There is no record date for the recombination. After the recombination, each certificate that previously represented shares of PCS common stock will represent only the applicable number of whole shares of FON common stock and the right to receive cash for any fractional share of FON common stock to which the holder would otherwise be entitled.

Sprint has two series of PCS common stock outstanding. Series 1 PCS common stock is traded on the New York Stock Exchange, or “NYSE.” In the recombination, shares of Series 1 PCS common stock will convert into shares of Series 1 FON common stock, which is also traded on the NYSE. Series 2 PCS common stock is not listed on any exchange. Shares of Series 2 PCS common stock will convert into shares of Series 2 FON common stock, which also will not be listed. The Series 1 FON common stock has one vote per share. The Series 2 FON common stock has 1/10 vote per share.

Background of the Decision To Recombine

Sprint’s Articles of Incorporation permit the Board of Directors to recombine the tracking stocks without a shareholder vote. From November 2001 to November 2002, the board would have been permitted to recombine the tracking stocks at an exchange ratio that would have resulted in a 10% premium for holders of PCS common stock, based on the then-current trading price of PCS common stock relative to the then-current trading price of the FON common stock. Since November 2002, the board has been permitted to recombine the tracking stocks at an exchange ratio that it determines to be fair to the holders of PCS common stock and fair to the holders of FON common stock, each taken as a separate class. Relevant portions of the Articles of Incorporation are attached as Annex A.

In addition to the Articles of Incorporation, Sprint’s tracking stock policies are also relevant to a decision whether to recombine the tracking stocks. These policies provide that all material matters as to which the holders of the FON and PCS stocks may have potentially divergent interests are to be resolved in a manner that the Board of Directors determines to be in the best interests of Sprint and all of its common stockholders, after giving fair consideration to the potentially divergent interests and all other relevant interests of the holders of the separate classes of Sprint’s common stock.

The Board of Directors has considered periodically whether to maintain the tracking stock structure. For example, in the summer and fall of 2002, the Board, through its Capital Stock Committee, examined whether to recombine the tracking stocks with the assistance of a financial adviser and with input from Sprint management. After deliberations and the receipt of advice from legal and financial advisers, the Board, through its Capital Stock Committee, determined to maintain the tracking stock structure and that it would not effect a recombination under the 10% premium provision of the Articles of Incorporation, which expired in November 2002. The Capital Stock Committee is a committee consisting of independent members of the Board of Directors of Sprint that interprets and oversees the implementation of the Board’s policies to address tracking stock issues.

At the May 12, 2003 meeting of the Board of Directors, management briefed the Board of Directors concerning the increasing integration of product and service offerings throughout the telecommunications industry and Sprint’s initiatives to further integrate its offerings and to begin to transform into a more customer-focused organization. Also, the Board of Directors requested the Capital Stock Committee to provide an updated briefing to the Board at the June meeting of the Board of Directors regarding the issues that would be relevant in deciding whether to recombine the tracking stocks.

Sprint, in consultation with the Chairman of the Capital Stock Committee, then retained Morris, Nichols, Arsht & Tunnell as special legal counsel to assist the Capital Stock Committee in its discussions.

At the meeting of the Capital Stock Committee held on June 9, 2003, the Committee discussed the process, issues and mechanics that would be involved in formulating a recommendation to the Board of Directors as to whether the Board should proceed with a recombination and, if so, at what time and at what conversion ratio. The Committee also discussed the mechanics that would be involved with a recombination generally. At the Board of Directors’ meeting held on June 10, 2003, the Committee reported its discussions to the Board.

At its meeting on August 12, 2003, the Capital Stock Committee received and considered presentations from Sprint’s independent auditors, the Committee’s counsel and management concerning various matters relating to the tracking stock structure. The Committee also received and considered a report from an investment banking firm providing preliminary views as to the potential benefits and issues associated with recombining the tracking stocks.

Prior to the August 12, 2003 meeting, the Committee had determined to retain its own financial adviser to provide ongoing advice on tracking stock matters, including the process of considering a recombination. The Committee requested that Sprint management assist the Committee in evaluating potential investment banking firms, with the goal of identifying (1) firms whose securities research analysts had not expressed strong views about the advisability or likelihood of a recombination of the tracking stocks and (2) firms that had a limited transactional history with Sprint. At the Board of Directors’ meeting on August 12, 2003, the chairman of the Committee provided a report to the Board summarizing the various matters considered and reports received and considered by the Committee at its meeting, and answered questions from the Board of Directors. The Committee chairman also reported that the Committee had decided to seek to engage Lehman Brothers as its financial adviser. The Committee formally engaged Lehman Brothers as the financial adviser to the Committee and the Board of Directors for tracking stock matters on September 6, 2003.

At its meeting on October 14, 2003, the Capital Stock Committee received and considered a presentation from Lehman Brothers about various pros and cons of a recombination and various analyses that might be considered in determining an appropriate conversion ratio if the Committee were to decide to recommend a recombination. At the Board of Directors’ meeting on October 14, 2003, the Board received and considered a report from the chairman of the Capital Stock Committee concerning its discussions. The Board of Directors directed the Committee to consider formally whether to recommend to the Board that the tracking stocks be recombined and, if so, to consider and recommend a conversion ratio that would comply with Sprint’s Articles of Incorporation, Kansas law and Sprint’s tracking stock policies.

In connection with the discussion of a recombination by the Board of Directors and the Capital Stock Committee, the Nominating and Corporate Governance Committee of the Board of Directors assessed the disinterestedness of each director in the recombination decision. See “Disinterestedness of Sprint Directors” beginning on page 19. Assessments were conducted in October, 2003 and in February, 2004. Based on its examination, the Nominating and Corporate Governance Committee determined that all members of the Capital Stock Committee, and all members of the Board of Directors other than Gary D. Forsee, the Chairman and Chief Executive Officer of Sprint, would be disinterested for purposes of deliberating and voting on a potential recombination. The Nominating and Corporate Governance Committee determined that the appearance of disinterestedness with respect to Mr. Forsee might be questioned because of the relative amounts of his FON and PCS holdings when assessed in light of relevant factors, including his personal net worth.

At its meeting on December 2, 2003, the Capital Stock Committee received and considered additional presentations from its financial adviser and from Sprint management. The Committee received and considered Lehman Brothers’ preliminary assessment of factors relevant to the issues of whether and when to effect a potential recombination, including certain financial, operational, structural and strategic factors. Lehman Brothers’ analysis included a discussion of certain factors that had changed since the tracking stock structure was created and a review of publicly available data about how other companies with tracking stocks had effected recombinations. While Lehman Brothers expressed a preliminary view that certain key financial, operational, structural and strategic factors supported a recombination, Lehman Brothers also informed the Committee that further analysis would be required, which could affect their report to the Committee. Lehman Brothers also presented certain preliminary analyses that could be used by the Committee in connection with arriving at an appropriate conversion ratio, indicating ranges of ratios implied by each method of analysis. The Committee engaged in preliminary discussions concerning appropriateness and timing of a possible recombination. The Committee considered various issues, such as the timing of a possible recombination and the next steps in the process of assessing whether to recommend that a recombination be considered. The Committee determined to distribute the Lehman Brothers materials to the Board of Directors for discussion at the upcoming meeting of the Board of Directors.

At the Board of Directors’ meeting on December 9, 2003, the Board received a report on the December 2, 2003 meeting of the Capital Stock Committee from the Chairman of the Committee. The Board also heard a presentation from management covering ongoing business developments that could affect a decision to recombine the tracking stocks. Lehman Brothers presented the materials that had been presented to the Capital Stock Committee, and the Board of Directors asked questions of Lehman Brothers and management. The Board of Directors directed the Committee to continue to consider whether to recommend that the tracking stocks be recombined and, if so, to consider and recommend an appropriate conversion ratio. The Board of Directors tentatively scheduled meetings of the Capital Stock Committee and the Board for February 28, 2004, to further consider a recombination.

On February 9, 2004, the Capital Stock Committee held a previously scheduled meeting that began with the full Board of Directors present by invitation. After a report from Sprint management concerning ongoing business developments that could affect a decision to recombine the tracking stocks, the Committee received and considered presentations from Lehman Brothers and the Committee’s counsel. Lehman Brothers provided an update of its December presentation regarding pros and cons of effecting a recombination of the tracking stocks, focusing on matters that had changed since the December presentation. Lehman Brothers indicated that it had not changed its preliminary view that certain key financial, operational, structural and strategic factors supported a recombination. Lehman Brothers’ presentation also included preliminary analyses that could be used in connection with arriving at an appropriate conversion ratio, indicating ranges of ratios implied by each method of analysis. Lehman Brothers answered questions from the Committee and the full board.

Counsel to the Capital Stock Committee then gave a presentation including a summary of the fiduciary duties of the Committee and the Board of Directors in connection with considering a recombination. The presentation also summarized the relevant standards for Board action in considering a recombination under Sprint’s Articles of Incorporation and the tracking stock policies. The Committee meeting then continued without the remaining members of the Board of Directors, in a session with Sprint management to consider routine tracking stock matters. Following that session, the Committee engaged in deliberations about a potential recombination in executive session with only its counsel present. The Committee discussed various issues, including potential timelines for completing a recombination. During its deliberations, the Committee invited representatives of Lehman Brothers to join the Committee to answer various questions, including questions about ways in which the Committee might approach determining an appropriate conversation ratio, if the Committee were to determine to recommend a recombination to the Board of Directors. The Capital Stock Committee scheduled meetings of the Committee for February 18 and 24, 2004.

At the meeting of the Board of Directors on February 10, 2004, the Chairman of the Capital Stock Committee made a presentation to update the Board on the Committee’s deliberations. The Board of Directors, without Mr. Forsee present, engaged in deliberations concerning a potential recombination, and considered issues such as the pros and cons of a recombination, the timing of a recombination, and methodologies for determining a conversion ratio. The Board of Directors also considered payment of dividends after a recombination, in light of Sprint’s practice of not paying dividends on the PCS common stock and paying cash dividends on the FON common stock. The Board of Directors considered the overall increase in dividend payments that would result from a recombination in light of various hypothetical conversion ratios. The Board of Directors then directed the Committee to continue to consider whether a recombination would be advisable, and at what conversion ratio or range of ratios. In connection with the Committee’s continuing deliberations, the Board of Directors directed the Committee to assume that Sprint would pay the current dividend of $0.125 per share on the FON common stock on the dividend declaration date following the recombination. The Board of Directors reaffirmed its tentatively scheduled meetings of the Capital Stock Committee and the Board of Directors on February 28, 2004 to further consider a recombination.

On February 18, 2004 the Capital Stock Committee held a telephonic meeting attended by Sprint management, Lehman Brothers and internal and outside counsel to Sprint. The Committee discussed various matters including recent developments with respect to the preparation of financial models and projections to be considered by Lehman Brothers in performing its analysis, recent average market prices of the FON and PCS common stocks, and the potential implications of Cingular’s recently announced agreement to acquire AT&T Wireless. The Committee concluded with an executive session.

On February 24, 2004, the Capital Stock Committee held another telephonic meeting attended by Sprint management, Lehman Brothers, special counsel to the Capital Stock Committee and internal and outside counsel to Sprint. The Committee reviewed Lehman Brothers’ draft of a presentation for the meeting of the full Board of Directors scheduled for February 28, 2004. The Committee then discussed various matters, including factors contributing to the recent increase in the trading price of the PCS common stock and the effects on the wireless industry of Cingular’s agreement to acquire AT&T Wireless. The Committee concluded with an executive session at which only counsel was present. The Committee determined that it remained appropriate for the Committee and the Board of Directors to convene on February 28, 2004 to consider the recombination.

Recommendation of Capital Stock Committee and Approval of the Board of Directors

At its meeting on February 28, 2004, the Capital Stock Committee received and considered presentations from Lehman Brothers and management, with the full Board of Directors present by invitation. Sprint management updated the Committee and the Board on industry and company developments and reaffirmed management’s views on the benefits of a recombination. The presentation from Lehman Brothers included a discussion of pros and cons of effecting a recombination from a financial, operational, structural and strategic point of view as well as advice about the conversion ratio to be applied if the Capital Stock Committee and the Board of Directors were to determine to proceed with a recombination (with the understanding that the Capital Stock Committee and the Board of Directors were responsible for determining the specific conversion ratio). The Committee asked questions of Lehman Brothers, management and counsel.

The Committee, in executive session with only Lehman Brothers and counsel present, considered and discussed various issues, including those described above, and then unanimously determined to recommend to the Board of Directors that Sprint recombine its tracking stocks effective as of 12:01 a.m. C.D.T. on April 23, 2004, at a conversion ratio of .50 shares of FON common stock for each share of PCS common stock. In connection with this determination, Lehman Brothers verbally rendered an opinion to the Committee to the effect that, as of February 28, 2004, and based upon and subject to the matters set forth in its draft written opinion presented to the Committee, the conversion ratio is fair, from a financial point of view, to the holders of PCS common stock, taken as a separate class, and the holders of FON common stock, taken as a separate class, and accordingly to all Sprint stockholders as a single group. Also in connection with this determination, the Committee, after careful deliberations, including fair consideration of the potentially divergent interests and all other relevant interests of the holders of the separate classes of Sprint’s common stock, unanimously concluded that recombining the tracking stocks at the conversion ratio is in the best interests of Sprint and its stockholders, and that the conversion ratio is fair to the holders of PCS common stock, taken as a separate class, and fair to the holders of FON common stock, taken as a separate class.

At the Board of Directors meeting on February 28, 2004, the Committee presented its recommendations to the Board of Directors and discussed the Committee’s deliberations regarding relevant factors with the Board of Directors. Lehman Brothers expressed its readiness to render an opinion to the Board to the effect that, as of February 28, 2004, and based upon and subject to the matters set forth in its draft written opinion presented to the Board, the conversion ratio recommended by the Capital Stock Committee is fair, from a financial point of view, to the holders of PCS common stock, taken as a separate class, and the holders of FON common stock, taken as a separate class, and accordingly to all Sprint stockholders as a single group.

Also during the meeting, legal counsel provided a summary of the shareholder notice and applicable legal standards. Lehman Brothers, legal counsel and members of the Capital Stock Committee answered questions from the Board of Directors. The Board of Directors then discussed relevant factors, including those described under “Reasons for the Decision to Recombine” and “Determination of the Conversion Ratio,” beginning on pages 10 and 11, respectively.

Following these discussions and proceeding without Mr. Forsee present, the Board of Directors engaged in deliberations regarding the advisability of the recombination and the appropriateness of the recommended conversion ratio, directing questions to Lehman Brothers and counsel. The members of the Board who were deemed disinterested, after considering the potentially divergent interests and all other relevant interests of the holders of the separate classes of Sprint’s common stock, unanimously concluded that recombining the tracking stocks at the recommended conversion ratio effective as of 12:01 a.m. C.D.T. on April 23, 2004 is in the best interests of Sprint and its stockholders, and concluded that the conversion ratio is fair to the holders of PCS common stock, taken as a separate class, and fair to the holders of FON common stock, taken as a separate class. Lehman Brothers delivered its written fairness opinion, described under “Opinion of Sprint’s Financial Adviser” below, to the Capital Stock Committee and the Board.

Reasons for the Decision to Recombine

The Board of Directors of Sprint, in consultation with its legal and financial advisers and management, has periodically evaluated whether to maintain the tracking stock structure. In its most recent review, the Board of Directors decided that for numerous reasons it would be in the best interests of Sprint and its stockholders to recombine the tracking stocks. These reasons included the determinations of the Capital Stock Committee and the Board that recombining the tracking stocks would:

•	facilitate Sprint’s transformation into a company focused on the needs of two customer types—business and consumer—by removing barriers to its ability to target more effectively its customers with a full suite of integrated products and services,

•	more closely align Sprint’s capital structure with the Company’s evolving integrated operational focus, in view of increased convergence of wireless and wireline offerings throughout the telecommunications industry,

•	maintain investor understanding of Sprint’s capital structure and financial performance and assure continued clarity of Sprint’s financial reporting,

•	eliminate the increasing complexity associated with allocating Sprint’s revenues, costs and business opportunities between the FON group and the PCS group and maintaining policies and procedures to ensure proper allocation,

•	assist investors in valuing and assessing Sprint’s businesses, in light of advice received by the Board of Directors that the methods and metrics for valuing the two tracking stocks have largely converged,

•	be viewed as a welcome and expected event in the investor community, and

•	enable certain investors who have policies or practices against investing in tracking stocks to consider an investment in Sprint.

The Board of Directors also determined, with advice from its legal and financial advisers, that a recombination would not preclude any viable financial or strategic alternatives that Sprint might desire to pursue in the future.

In addition, the Board of Directors considered that the PCS common stock was originally created in connection with Sprint’s acquisition of full ownership of the Sprint PCS business from its former cable company partners. A low-voting series of PCS common stock was used as consideration to enable Sprint to achieve this important business objective. The Board of Directors determined that other reasons for the initial creation and ongoing maintenance of the tracking stock structure were no longer applicable. For example,

•

Sprint had created the PCS tracking stock at a time when the PCS business was at a relatively early stage, attracting investors interested primarily in the potential for growth. When the PCS and FON common stocks were created, the FON common stock had the attributes of a stock of a mature business. Sprint believes that the maturation of the PCS business since that time has lessened the differences in the investor profile for the two stocks, as reflected by the increased overlap of the shareholder base of the two stocks.

•	The Board of Directors determined that it was no longer necessary to utilize a tracking stock to increase market recognition of the value inherent in the PCS group.

•	The Board of Directors determined that Sprint’s incremental cash needs can reasonably be met if current dividend levels on the FON common stock are maintained after a recombination.

The Board of Directors also considered potential adverse consequences and negative factors, primarily consisting of the following, but concluded that the positive factors outweighed these negative factors:

•	The Board of Directors considered the increased capital requirement for regular dividend payments on the FON common stock (assuming for this purpose that the current dividend rate on the FON common stock is maintained) in light of the substantial increase in the number of shares that will be outstanding after the recombination and determined that these requirements can be met without an adverse impact on Sprint.

•	The net income reported for the FON group for the year ended December 31, 2003 was $1.876 billion. The PCS group reported a loss of $661 million for this period. Because the results for these groups will be combined after the recombination, the recombination will result in significant dilution of the FON common stock net income per share on a pro forma basis for that period, and for some period going forward. However, the Board of Directors also considered the potential for the businesses currently in the PCS group to begin to contribute positively to Sprint’s overall net income and net income growth rate in future periods.

•	The Board of Directors recognized that, in the short term, the recombination could result in sales of FON or PCS common stock by investors who do not desire to hold FON common stock after the recombination.

Due to the variety of factors and the quality and amount of information considered, the Board of Directors did not find it practicable to and did not make specific assessments of, quantify or assign relative weights to the specific factors considered in reaching its determination to approve the recombination. Instead, the Board of Directors made its determination after consideration of all relevant factors taken together. In addition, individual members of the Board of Directors may have given different weight to different factors.

Determination of the Conversion Ratio

In the process of determining whether to recombine the tracking stocks, the Board of Directors directed the Capital Stock Committee to recommend not only whether a recombination would be in the best interests of Sprint, but also an appropriate conversion ratio. The Committee requested Lehman Brothers to assist it in arriving at an appropriate ratio and to render to the Committee and the full Board an opinion as to the fairness, from a financial point of view, of the conversion ratio recommended by the Committee and selected by the Board. Lehman Brothers’ assistance included the preparation of various financial analyses, described in more detail under “Opinion of Sprint Financial Advisor,” beginning on page 14.

Based on the review of these analyses and consideration of other relevant factors, the Committee and the Board of Directors selected a conversion ratio of .50. In determining the conversion ratio, the Committee and the Board considered a number of factors, including:

•	Sprint’s charter requires that the conversion ratio be “fair” to holders of the PCS common stock, taken as a separate class, and holders of the FON common stock, taken as a separate class.

•	Sprint’s tracking stock policies require that in matters such as the determination of the conversion ratio, fair consideration be given to the potentially divergent interests and all other relevant interests of the holders of the separate classes of Sprint’s common stock.

•	The financial analyses prepared by Lehman Brothers and considered by the Capital Stock Committee and the Board of Directors assessed the value of the PCS group relative to the value of the FON group under a number of different valuation methodologies, and the conversion ratio is within the range of conversion ratios implied by each methodology that was employed, as described in more detail under “Opinion of Sprint Financial Advisor,” beginning on page 14.

•	As a result of the February 3, 2004 release of its fourth quarter and full-year 2003 results and the February 4, 2004 Sprint investor conference and related disclosures, the Committee and the Board believed that the market was, at the time of the recombination decision, in possession of all material information regarding the PCS group and the FON group.

•	The conversion ratio is consistent with ranges of recent trading ratios of the PCS common stock to the FON common stock, including from February 4, 2004 (the date of Sprint’s investor conference) to February 27, 2004 (the last trading day prior to the recombination decision). It also represents the average trading ratio over the 5 and 20 trading days immediately preceding February 28, 2004, and is within the inter-day trading ratio on February 27, 2004.

•	Recent trading ratios reflect the market impact of events such as (1) the implementation of local number portability and (2) Cingular’s agreement to acquire AT&T Wireless. The Committee and the Board of Directors considered advice from Lehman Brothers that the recent increase in the market price of the PCS common stock was primarily driven by the improving operating results of the PCS group and investor expectation of evolving changes in the competitive landscape of the wireless industry.

•	Under the tracking stock structure, Sprint has always had full ownership and control of both the PCS group and the FON group, and the recombination preserves the ability of all shareholders of Sprint to recognize the benefits of a future combination or other strategic transaction involving Sprint.

Effect on Corporate Structure and Governing Instruments

Today, the PCS common stock is a tracking stock that is intended to reflect the financial results and economic value of Sprint’s PCS group, and the FON common stock is a tracking stock that is intended to reflect the financial results and economic value of the FON group. After the recombination, the PCS common stock will no longer be outstanding and the FON common stock will not be a tracking stock. Instead, the shares of FON common stock will reflect the financial results and economic value of all of Sprint’s operations, as is the case with most publicly traded common stocks.

Sprint’s Articles of Incorporation and bylaws contain provisions that relate only to the tracking stock structure. The Board of Directors will amend the bylaws to delete tracking stock-related matters. At its next annual meeting of shareholders scheduled after completion of the recombination, Sprint intends to submit to a vote of stockholders an amendment to the Articles of Incorporation to delete references to the PCS common stock.

In connection with the recombination, the Board of Directors amended Sprint’s rights plan, effective as of the conversion date. As a result, the PCS group rights will be converted into FON group rights, based on the conversion ratio, and the FON group rights will be redesignated merely as “rights.” The rights that exist after the conversion date will be the same for all holders of Sprint common stock. These rights will be the same as the FON group rights in existence prior to the conversion date.

Effect on Financial Statement Presentation

In light of the tracking stock structure, Sprint’s financial statements and various disclosures included in filings with the Securities and Exchange Commission currently provide information on a consolidated basis and include more detailed information regarding the financial position, results of operations, and cash flows of each of the FON group and the PCS group, as well as information regarding intergroup transactions and allocations. After the recombination, Sprint will continue to present consolidated financial information but will not include group-level information. The recombination will not impact Sprint’s current presentation of all required segment information. Throughout 2004, Sprint expects to provide segment data for the global markets division, the local division and the PCS wireless telephony products and services business.

Effective January 1, 2003, Sprint adopted Statement of Financial Accounting Standards (“SFAS”) No. 123, “Accounting for Stock-Based Compensation,” as amended by SFAS No. 148, “Accounting for Stock-Based Compensation—Transition and Disclosure,” using the prospective method. Upon adoption, Sprint began expensing the fair value of stock awards for all grants, modifications or settlements made on or after January 1, 2003. As required by SFAS No. 123, the exchange of PCS group employee stock awards for FON stock awards will be accounted for as modifications of the awards. Accordingly, the recombination will result in the recognition of non-cash compensation expense related to the exchange. No new option grants will be made in, or as a result of, the recombination. For PCS stock options granted prior to Sprint’s adoption of SFAS No. 123, Sprint will recognize stock compensation expense as if stock option expensing had been adopted for these grants, resulting in increased stock compensation expense of approximately $45 million (pre-tax) during both 2004 and 2005. Additionally, Sprint expects to immediately recognize approximately $10 million (pre-tax) of additional stock compensation expense related to changes in the expected life of certain vested PCS options. There were no changes to the contractual lives of any awards.

Listing of FON Common Stock on the NYSE; Delisting and Deregistration of PCS Common Stock

The shares of Series 1 FON common stock issued in the recombination will be authorized for listing on the NYSE, subject to official notice of issuance. When the recombination is completed, the Series 1 PCS common stock will be delisted from the NYSE and deregistered under the Securities Exchange Act of 1934.

Method of Exchanging Certificates

The conversion of each share of PCS common stock into the applicable number of shares of FON common stock will occur automatically at the completion of the recombination. After the recombination, each certificate that previously represented shares of PCS common stock will represent only the applicable number of whole shares of FON common stock, and the right to receive cash for any fractional share of FON common stock to which the holder would otherwise be entitled.

UMB Bank, n.a. is the exchange agent that will coordinate the exchange of certificates of FON common stock for PCS common stock and the payment of cash to the former holders of PCS common stock in lieu of fractional shares of FON common stock.

Holders of PCS common stock should not send their certificates to the exchange agent at this time. As soon as reasonably practicable after completion of the recombination, the exchange agent will mail to each holder of record of a certificate that immediately prior to the recombination represented outstanding shares of PCS common stock (1) a letter of transmittal and (2) instructions for effecting the surrender of PCS certificates in exchange for FON certificates. Holders that surrender their certificates for cancellation to the exchange agent, together with a properly completed letter of transmittal, will receive certificates for the appropriate number of shares of FON common stock and cash for any fractional share. The exchange agent will direct these holders to surrender their certificates for delivery of certificates for shares of Series 1 FON Stock (or Series 2 FON Stock, as applicable) by mailing them to UMB Bank, Braintree, MA, at an address to be provided in the letter of transmittal. Holders of certificates for PCS common stock will not be entitled to receive any dividend or other distribution with respect to shares of FON common stock received in the recombination until they surrender their certificates in exchange for certificates representing such FON shares. Upon such surrender, Sprint will pay to these holders any dividends or other distributions on FON common stock having a record date after the conversion date and which were previously paid to FON shareholders generally, without interest.

Holders of PCS common stock that hold their shares through a broker or other nominee do not need to do anything, since their broker or nominee will act for them in this matter.

Sprint will not issue any fractional shares in the recombination. The exchange agent will deliver cash in lieu of any fractional share. The cash value per share will be determined by averaging the high and low reported sales price of the FON common stock on the fifth trading day prior to the date on which the payment is made, without interest.

No Stockholder Approval or Appraisal Rights

No approval of the holders of FON common stock or PCS common stock is required to complete the recombination. Neither holders of FON common stock nor holders of PCS common stock are entitled to dissenters’ rights of appraisal for their shares under Kansas law in connection with the recombination.

Opinion of Sprint Financial Adviser

On September 6, 2003, the Capital Stock Committee formally engaged Lehman Brothers to render financial advisory services to the Committee and the Sprint Board of Directors concerning a possible recombination of the tracking stocks. On February 28, 2004, Lehman Brothers rendered its written opinion to the Committee and the Board of Directors that as of such date, and based upon and subject to the matters set forth therein, from a financial point of view the conversion ratio in the recombination is fair to holders of PCS common stock, taken as a separate class, and holders of FON common stock, taken as a separate class, and, accordingly, to all Sprint stockholders as a group.

The full text of Lehman Brothers’ written opinion, dated February 28, 2004, is attached as Annex B to this notice. Stockholders may read that opinion for a discussion of the assumptions made, procedures followed, factors considered and limitations upon the review undertaken by Lehman Brothers in rendering its opinion. The following is a summary of the opinion and the methodology that Lehman Brothers used to render it.

Lehman Brothers’ advisory services and opinion were provided for the information and assistance of the Capital Stock Committee and the Board of Directors in connection with their consideration of the recombination. Lehman Brothers was not requested to opine as to, and the opinion does not address, Sprint’s underlying business decision to proceed with or effect the recombination.

In arriving at its opinion, Lehman Brothers reviewed and analyzed:

•	Sprint’s Articles of Incorporation, Sprint’s tracking stock policies, a draft of this notice and the specific terms of the recombination,

•	such publicly available information concerning the PCS group, the FON group and Sprint that Lehman Brothers believed to be relevant to its analysis, including, without limitation, Sprint’s Annual Report on Form 10-K for the fiscal year ended December 31, 2002 and Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2003, June 30, 2003 and September 30, 2003, Sprint’s Proxy Statement for its 2003 Annual Meeting of Stockholders and Sprint’s Current Report on Form 8-K filed on February 5, 2004 and Sprint’s press releases dated February 4, 2004,

•	financial and operating information with respect to the business, operations and prospects of the PCS group and the FON group furnished to Lehman Brothers by Sprint, including, without limitation, projections for 2004-2006 prepared by Sprint and projections for 2007-2013 prepared with guidance from Sprint,

•	the reported prices and trading activity of PCS common stock and of FON common stock from May 31, 2002 to February 27, 2004 (the last trading day before Lehman Brothers delivered its opinion) and a comparison of those trading histories with one another and with those of other companies that Lehman Brothers deemed relevant,

•	a comparison of the historical financial results and present financial condition of the PCS group with those of and for other companies that Lehman Brothers deemed relevant,

•	a comparison of the historical financial results and present financial condition of the FON group with those of and for other companies that Lehman Brothers deemed relevant,

•	the relative financial contributions of the PCS group and the FON group to the future financial performance of Sprint, and

•	estimates of the future stock price performance for the PCS common stock and the FON common stock prepared by third-party research analysts.

In addition, Lehman Brothers had discussions with Sprint concerning the business, operations, assets, financial condition and prospects of the PCS group and the FON group, the rationale for the original creation of the PCS and FON tracking stocks, the consideration given to recombining the tracking stocks in past periods and the rationale for the recombination. Lehman Brothers also undertook such other studies, analyses and investigations as Lehman Brothers deemed appropriate.

In arriving at its opinion, Lehman Brothers assumed and relied upon the accuracy and completeness of the financial and other information used by Lehman Brothers without assuming any responsibility for independent verification of such information. Lehman Brothers further relied upon the assurances of Sprint that it was not aware of any facts or circumstances that make any such information furnished by Sprint inaccurate or misleading. With respect to the financial projections for the PCS group and the FON group, upon advice of Sprint, Lehman Brothers assumed that such projections were reasonable and reflect the current best estimates and judgments of Sprint as to the respective future financial performance of the PCS group and the FON group, and, at Sprint’s direction, Lehman Brothers relied upon such projections in performing its analysis. In arriving at its opinion, Lehman Brothers did not conduct a physical inspection of the properties and facilities of the PCS group or the FON group and did not make or obtain any evaluations or appraisals of the assets or liabilities of the PCS group or the FON group. The opinion was necessarily based upon market, economic and other conditions as they existed on, and could be evaluated as of, the date of the opinion.

In connection with rendering its opinion, Lehman Brothers performed certain financial, comparative and other analyses as described below. In arriving at its opinion, Lehman Brothers did not ascribe a specific range of value to the PCS group or the FON group, but rather made its determination as to the fairness, from a financial point of view, of the conversion ratio on the basis of financial and comparative analyses. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial and comparative analysis and the application of those methods to the particular circumstances; such an opinion, therefore, is not readily susceptible to summary description. Furthermore, in arriving at its opinion, Lehman Brothers did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Lehman Brothers believes that its analyses must be considered as a whole and that considering any portion of such analyses and factors, without considering all analyses and factors as a whole, could create a misleading or incomplete view of the process underlying its opinion.

In its analyses, Lehman Brothers made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Sprint. None of Sprint, Lehman Brothers or any other person assumes responsibility if future results are materially different from those discussed. Any estimates contained in these analyses were not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than as set forth therein. In addition, analyses relating to the value of a business do not purport to be appraisals or to reflect a price at which that business actually may be sold.

The following is a summary of the material financial analyses used by Lehman Brothers in connection with providing its opinion to the Capital Stock Committee and the Board of Directors. Certain of the summaries of financial analyses include information presented in tabular format. In order to fully understand the financial analyses used by Lehman Brothers, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Accordingly, the analyses listed in the tables and described below must be considered as a whole. Considering any portion of such analyses and of the factors considered, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying the Lehman Brothers opinion.

Recombination Terms

As described above, on April 23, 2004, all of the shares of PCS common stock will automatically convert into shares of FON common stock at a conversion ratio of 0.50 shares of FON common stock for each share of PCS common stock.

Overall Valuation

Lehman Brothers’ financial analyses, each of which is described in more detail in the following subsections, indicated the ranges of implied conversion ratios that are set forth in the following table:

	Range of Implied Conversion Ratios
	Low	High
Historical Trading Ratio Analysis	0.36	0.51
Comparable Company Analysis	0.49	0.66
Discounted Cash Flow Analysis	0.31	0.59
Contribution Analysis	0.32	0.57
Equity Research Analysis	0.35	0.58

Historical Trading Ratio Analysis

Lehman Brothers compared the historical per share prices of PCS common stock and FON common stock during different periods from May 31, 2002 to February 27, 2004 in order to determine the average ratio of the PCS common stock price to the FON common stock price for those periods. We refer to that ratio in connection with this analysis as the historical trading ratio. The following table indicates the historical trading ratio for the periods indicated using daily closing prices:

Historical Trading Ratio
February 27, 2004	0.51
February 4, 2004(1) to February 27, 2004 average	0.51
For Periods Prior to February 28, 2004:
5 trading day average	0.50
10 trading day average	0.51
15 trading day average	0.51
20 trading day average	0.50
25 trading day average	0.49
30 trading day average	0.48
60 trading day average	0.40
Six calendar-month average	0.37
One-year average	0.36
November 22, 2002(2) to February 27, 2004 average	0.36
52-week high (occurred on February 17, 2004)	0.53
52-week low (occurred on October 28, 2003)	0.26

(1)	Date of Sprint’s investor conference.
(2)	Last date on which recombination could have been effected at the previously existing standard under Sprint’s Articles of Incorporation.

Lehman Brothers also noted that the PCS common stock and FON common stock have traded up significantly over the course of the last several months, with the PCS common stock increasing 98% and the FON common stock increasing 16% from December 9, 2003 to February 27, 2004.

Comparable Company Analysis

To assess how the public market values shares of similar publicly traded companies, Lehman Brothers reviewed and compared specific financial and operating data relating to (1) the PCS group with similar data of selected companies that Lehman Brothers deemed comparable to the PCS group, consisting of AT&T Wireless Services, Inc. (“AT&T Wireless”) and Nextel Communications, Inc. (“Nextel”), and (2) the FON group with similar data of selected companies that Lehman Brothers deemed comparable to the FON group, consisting of AT&T Corp. and MCI Communications Corporation (collectively, the interexchange carriers, or “IXCs”), BellSouth Corporation, SBC Communications Inc., Qwest Communications International Inc. and Verizon Communications Inc. (collectively, the regional Bell operating companies, or “RBOCs”) and ALLTEL Corporation, CenturyTel, Inc. and Citizens Communications Company (collectively, the rural local exchange carriers, or “RLECs”).

Using publicly available information (including research estimates and projections for 2003 and 2004 earnings per share and earnings before interest, taxes, depreciation and amortization (commonly referred to as “EBITDA”)), Lehman Brothers calculated and analyzed for each company the ratio of enterprise value to certain historical and projected financial criteria (including estimated 2003 and projected 2004 EBITDA). The enterprise value of each company was obtained by adding its short and long term debt to the sum of the market value of its common equity, the value of any preferred stock (at liquidation value) and the book value of any minority interest, and subtracting its cash and cash equivalents.

The following table shows enterprise value as a multiple of 2003 EBITDA and 2004 EBITDA for the companies used in this analysis, in each case as of February 27, 2004 (the last trading day before Lehman Brothers delivered its opinion), except that the values for AT&T Wireless are as of January 21, 2004 (the date immediately prior to its earnings announcement and announcement of a formal sale process):

	Multiples Relevant to PCS Valuation
	Enterprise Value as a Multiple of 2003 EBITDA		Enterprise Value as a Multiple of 2004 EBITDA
AT&T Wireless	7.6	x	7.2	x
Nextel	8.8	x	7.4	x
PCS group	7.3	x	6.3	x

	Multiples Relevant to FON Valuation
	Enterprise Value as a Multiple of 2003 EBITDA		Enterprise Value as a Multiple of 2004 EBITDA
Mean multiple for the IXCs	3.6	x	3.2	x
Mean multiple for the RBOCs	5.1	x	5.2	x
Mean multiple for the RLECs	6.6	x	6.6	x
FON group	3.6	x	3.8	x

Because of the inherent differences between the business, operations and prospects of the PCS group and the FON group and the business, operations and prospects of the companies included in the comparable companies analysis, Lehman Brothers believed that it was inappropriate to, and therefore did not, rely solely on the quantitative results of the comparable company analysis and accordingly also made qualitative judgments concerning differences between the financial and operating characteristics and prospects of the PCS and FON groups and the companies included in the comparable company analysis that would affect the public trading values of each.

Accordingly, using the multiples indicated above as a general guide, Lehman Brothers selected a range of multiples for PCS’s business, a range of multiples for FON’s global markets business and a range of multiples for FON’s local business. Lehman Brothers then applied those ranges of multiples to EBITDA for each of those businesses to arrive at the range of per share values for the PCS common stock and FON common stock. These per share values implied the range of conversion ratios indicated in the table under “—Overall Valuation” above.

Discounted Cash Flow Analysis

As part of its analysis, Lehman Brothers prepared a discounted cash flow analysis for the PCS group and a discounted cash flow analysis for the FON group based upon projections for the years 2004 through 2006 prepared by Sprint and projections for the years 2007 through 2013 prepared with guidance from Sprint.

Lehman Brothers discounted to present value the projected stream of unlevered net income (earnings before interest and after taxes) as adjusted to reflect certain projected non-cash items that reduced projected net income (such as depreciation and amortization) and certain projected cash items that did not reduce projected net income (such as capital expenditures, changes in deferred tax liabilities, pension contributions and adjustments in working capital requirements). To estimate the residual value, or terminal value, of each of the groups at the end of the forecast period in 2013, Lehman Brothers applied a range of perpetuity growth rates to projected 2013 free cash flow.

In order to determine the ranges of discount rates for the discounted cash flow analyses, Lehman Brothers used the capital asset pricing model (a commonly accepted method of valuing assets and calculating cost of capital) and considered third-party research analyst estimates to determine ranges of weighted average cost of capital for the PCS group and the FON group. In order to determine the ranges of perpetuity growth rates used in the estimates of terminal value for the discounted cash flow analyses, Lehman Brothers considered projected free cash flow growth rates, the terminal value multiples that were implied from those growth rates and third-party research analyst estimates of perpetuity growth rates for the PCS group and the FON group. The range of conversion ratios implied by these analyses are indicated in the table under “—Overall Valuation” above.

Contribution Analysis

Lehman Brothers analyzed the respective projected contributions of the PCS group and the FON group to EBITDA of Sprint as a whole for the years 2006 through 2008, using the projections referred to under “—Discounted Cash Flow Analysis” above. This analysis indicated the following relative contributions of the PCS group and the FON group:

	Estimated 2006 EBITDA	Estimated 2007 EBITDA	Estimated 2008 EBITDA
PCS group	55%	57%	59%
FON group	45%	43%	41%

Lehman Brothers used those relative contributions, an estimate about the enterprise value for Sprint as a whole, the debt attributed to each group and certain other factors to determine a range of conversion ratios. The results of this analysis are indicated in the table under “—Overall Valuation” above.

Equity Research Analysis

Lehman Brothers used the most recently published price targets for the PCS common stock and the FON common stock released by each of various major investment firms before the date on which Lehman Brothers delivered its opinion to calculate implied conversion ratios. The results of this analysis are indicated in the table under “—Overall Valuation” above.

Pro Forma Analysis

Lehman Brothers analyzed the pro forma effect of the recombination on the earnings per share and free cash flow (defined as cash flow from operations less capital expenditures) per share of FON common stock as well as various other financial measures. Based on Sprint projections, Lehman Brothers estimated that the recombination would be significantly dilutive to earnings and free cash flow per share of FON common stock for some period going forward. However, Lehman Brothers also considered the potential for the businesses in the PCS group to begin to contribute positively to Sprint’s overall net income in future periods.

Miscellaneous

Lehman Brothers is an internationally recognized investment banking firm and, as part of its investment banking activities, is regularly engaged in the valuation of companies and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes.

As compensation for its services, Lehman Brothers received from Sprint a fee of $15 million. Pursuant to the agreement between Sprint and Lehman Brothers, this fee would also have been payable if Lehman Brothers had been requested to deliver an opinion and had advised the Committee or the Board of Directors that it could not render a fairness opinion for substantive reasons. In addition, Sprint agreed to reimburse Lehman Brothers for reasonable expenses incurred in connection with the recombination and to indemnify Lehman Brothers for certain liabilities that may arise out of its engagement by Sprint and the rendering of the Lehman Brothers opinion. Lehman Brothers previously has rendered investment banking services to Sprint and received customary fees for such services.

In the ordinary course of its business, Lehman Brothers may actively trade in the securities of Sprint (including PCS common stock and FON common stock) for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities.

Disinterestedness of Sprint Directors

The Sprint Board of Directors recognizes that its members could be viewed as having interests in the recombination that are different from, or in addition to, the interests of Sprint stockholders generally, because its members own shares of both FON common stock and PCS common stock and hold options to acquire shares of both classes in unequal amounts. Although the recombination will affect each director’s holdings in the same manner as any other shareholder’s holdings, the Nominating and Corporate Governance Committee of the Board of Directors, referred to in this discussion as the “committee,” evaluated the disinterestedness of each member of the board. In conducting this evaluation, the committee reviewed each director’s absolute and relative ownership of PCS and FON common stock and option holdings, and other interests or relationships, to determine if any director should be excluded from deliberations and voting on a potential recombination and the conversion ratio.

The Nominating and Corporate Governance Committee assessed both the number and the value of the shares, options, restricted stock units and units representing shares held by each director, and assessed these values in light of relevant factors, including each such director’s personal net worth. Based on its examination, the committee determined that all members of the Capital Stock Committee, and all members of the Board of

Directors other than Mr. Forsee, would be disinterested for purposes of deliberating and voting on a potential recombination and the conversion ratio. The committee determined that the appearance of Mr. Forsee’s disinterestedness for these purposes might be questioned because of the relative amounts of his FON and PCS holdings when assessed in light of relevant factors, including his personal net worth. Therefore, although Mr. Forsee participated in presenting and discussing management’s views with respect to a potential recombination, the Board of Directors deliberated and voted on the recombination in executive session without Mr. Forsee present. In addition, the Capital Stock Committee deliberated and voted in executive session without Mr. Forsee present before finalizing its recommendations to the Board of Directors.

As of February 28, 2004, the date on which the Board of Directors voted to effect the recombination, the members of the Board of Directors of Sprint owned the numbers of shares, options and units shown in the table below:

	Shares		Restricted Stock Units		Options (1)		Units Representing Shares (2)
Name	FON	PCS	FON	PCS	FON	PCS	FON	PCS
DuBose Ausley	16,917	8,150	6,566	6,475	47,350	27,408	10,619	4,692
Dr. E. Linn Draper, Jr.	0	0	2,800	2,800	0	0	7,600	7,600
Gary D. Forsee	0	31,377	1,080,194	1,063,300	1,951,800	1,951,800	0	0
Irvine O. Hockaday, Jr. (3)	11,589	49,777	6,566	6,475	33,350	23,850	6,872	3,025
Linda Koch Lorimer (4)	19,740	39,900	6,566	6,475	51,062	32,706	19,610	8,664
Charles E. Rice	42,763	33,357	6,566	6,475	51,062	32,706	0	0
Louis W. Smith (4)	11,074	2,661	6,566	6,475	23,350	18,850	1,465	1,400
Gerald L. Storch	0	0	2,800	2,800	0	0	7,600	7,600
Stewart Turley	20,000	10,390	6,566	6,475	51,062	32,706	20,214	8,130
Total	122,083	175,612	1,125,190	1,107,750	2,209,036	2,120,026	73,980	41,111

(1)	Indicates total number of options owned. “Beneficial” ownership, which is disclosed in Sprint’s proxy statement, indicates only those options that are exercisable within 60 days.
(2)	Indicates units under the Sprint Directors’ Deferred Fee Plan.
(3)	Chairman of Capital Stock Committee.
(4)	Member of Capital Stock Committee.

Information About Outstanding PCS Shares and Convertible Securities

As of February 26, 2004:

•	there were approximately 906,200,000 shares of FON common stock outstanding,

•	there were approximately 851,700,000 shares of Series 1 PCS common stock outstanding,

•	there were approximately 184,700,000 shares of Series 2 PCS common stock outstanding,

•	there were approximately 81,200,000 additional shares of PCS common stock issuable upon the exercise of employee and director stock options, with a weighted average exercise price of $6.71 per share,

•	there were 4,149,870 shares of PCS common stock issuable upon vesting of restricted stock units,

•	there were 16,051,595 shares of PCS common stock issuable upon conversion of the 246,766 outstanding shares of Sprint convertible preferred stock, at a conversion rate of 65.04784 shares of PCS common stock for each share of convertible preferred stock, and

•	there were 70,407,600 shares of PCS common stock issuable on August 17, 2004 upon settlement of the purchase contract portion of Sprint’s equity units.

Based on the numbers of shares outstanding on February 26, 2004, after the recombination, there will be approximately 1,424,400,000 shares of FON common stock outstanding and approximately 194,400,000 additional shares of FON common stock issuable upon exercise of employee and director stock options, vesting of restricted stock units, conversion of preferred stock and settlement of the purchase contracts that are part of the equity units.

In this document, we refer to employee and director stock options, restricted stock units, preferred stock and purchase contracts that are convertible into, exercisable for, or otherwise entitle the holder to acquire PCS common stock as “PCS convertible securities.” The exercise price of the employee and director stock options after the recombination will be determined by dividing the exercise price for such options by the conversion ratio. The number of shares of FON common stock issuable with respect to PCS convertible securities after the recombination will equal the number of shares of PCS common stock that would have been issuable with respect to those securities in the absence of the recombination multiplied by the conversion ratio for the recombination. A holder of PCS convertible securities will be entitled to receive shares of PCS common stock only if the holder properly converts, exchanges or exercises such PCS convertible securities on or prior to the conversion date for the recombination. Shares of PCS common stock so acquired will be converted into FON common stock at the conversion ratio on the conversion date.

The number of options outstanding and the weighted average exercise price of the options described above do not include, and this discussion does not address, the options held by employees under Sprint’s employee stock purchase plan, because the numbers of shares to be issued with respect to each offering period is unknown until the end of the offering.

The Articles of Incorporation call for this notice to state that subject to Section 7.4(I) of Article SIXTH, dividends on shares of PCS common stock shall cease to be paid as of the conversion date; however, Sprint has never declared or paid cash dividends on PCS common stock and does not intend to do so.

Comparison of Securities Before and After the Recombination

The following summary compares certain terms of the current FON and PCS common stocks against the terms of the FON common stock that will be held by all Sprint stockholders after the completion of the recombination.

FON Before Recombination	PCS	FON After Recombination

Business Represented By Security

The FON group is comprised of the global markets division, the local division and other businesses primarily engaged in the wholesale distribution of telecommunications products. The activities of the global markets division include domestic and international long distance communications and services. The activities of the local division include local exchange communications, and consumer long distance services used by customers within Sprint’s local franchise territories.	The PCS group includes Sprint’s wireless personal communication services (PCS) operations. Sprint provides PCS services directly to its customers and to companies that resell PCS services to their customers on a retail basis under their own brand. The PCS group also includes an investment in Virgin Mobile, USA, a joint venture to market wireless services.	All businesses of Sprint.

Dividends

Sprint has paid a dividend of 12.5 cents per share on the FON common stock, on a split-adjusted basis, each quarter since 1990. The Tracking Stock Policies provide that dividends on the FON common stock are payable only out of the lesser of (1) the funds of Sprint legally available to pay dividends and (2) the FON Group Available Dividend Amount. The FON Group Available Dividend Amount is similar to the amount of assets that would be available for payment of dividends on the FON common stock under the Kansas General Corporation Code if the FON group were a separate company. Dividends on the FON common stock are subject to declaration and payment at the discretion of the Board of Directors of Sprint, based primarily on the financial condition, results of operations and requirements of the FON group and Sprint’s business as a whole.	Sprint has never paid cash dividends on the PCS common stock. The Tracking Stock Policies provide that dividends on the PCS common stock are payable only out of the lesser of (1) the funds of Sprint legally available to pay dividends and (2) the PCS Group Available Dividend Amount. The PCS Group Available Dividend Amount is similar to the amount of assets that would be available for payment of dividends on the PCS common stock under the Kansas General Corporation Code if the PCS group were a separate company. Any such dividends would be subject to declaration and payment at the discretion of the Board of Directors of Sprint, based primarily upon the financial condition, results of operations and requirements of the PCS group and Sprint’s business as a whole.	Tracking Stock Policy limitations on dividends relating to FON Group and PCS Group. Available Dividend Amounts will no longer apply. Sprint anticipates that on the next regular date for declaration of dividends on the FON common stock, the Board of Directors will declare a quarterly cash dividend of 12.5 cents per share, as is the current dividend. As in the past, and consistent with its fiduciary duties, the Board of Directors of Sprint will continue to make its cash dividend decisions on a quarter-by-quarter basis.

FON Before Recombination	PCS	FON After Recombination

Voting Rights

Each outstanding share of Series 1 FON common stock is entitled to one vote. Each outstanding share of Series 2 FON common stock is entitled to 1/10 of a vote. Prior to the recombination, there are no shares of Series 2 FON common stock outstanding. Except as otherwise provided under Sprint’s Articles of Incorporation or as required by the Kansas General Corporation Code, the holders of the FON common stock and the PCS common stock vote together as a single class.	Each outstanding share of Series 1 PCS common stock is entitled to a number of votes (the “PCS Per Share Vote”) equal to the ratio of the average trading price of one share of Series 1 PCS common stock to the average trading price of one share of Series 1 FON common stock during the 20 trading days ending on the 11th trading day before the record date for determining the stockholders entitled to vote. Each outstanding share of Series 2 PCS common stock is entitled to a number of votes equal to 1/10 of the PCS Per Share Vote. In matters on which the holders of PCS common stock vote as a separate class, each share of PCS common stock, including each share of Series 2 PCS common stock, has one vote per share. Except as otherwise provided under Sprint’s Articles of Incorporation or as required by the Kansas General Corporation Code, the holders of the FON common stock and the PCS common stock vote together as a single class.	After the recombination, each outstanding share of Series 1 FON common stock will be entitled to one vote, and each outstanding share of Series 2 FON common stock will be entitled to 1/10 of a vote. In the recombination, shares of Series 1 PCS common stock—the PCS common stock that is publicly held—will convert into shares of Series 1 FON common stock and shares of Series 2 PCS common stock—the PCS common stock that is privately held—will convert into shares of Series 2 FON common stock.

Rights on Disposition of All or Substantially All Assets of a Group

Neither the Sprint Articles of Incorporation nor the Tracking Stock Policies specifically address the disposition of all or substantially all of the assets of the FON group.	If Sprint disposes of all or substantially all of the assets of the PCS group, the proceeds of the transaction would be attributed to the PCS group and Sprint would either:	The Sprint Articles of Incorporation will not specifically address the rights of Sprint stockholders upon the disposition of all or substantially all of the assets of Sprint or any business group or division.

•   distribute to holders of PCS common stock an amount of cash or property equal to the fair value of the net proceeds of the disposition, after deducting amounts necessary to pay transaction costs, taxes on the sale, liabilities of the PCS group and any amount corresponding to any Inter-Group Interest in the PCS group held by the FON group, either by special dividend or by redemption of all or part of the outstanding shares of PCS common stock, or

FON Before Recombination	PCS	FON After Recombination

•   convert each outstanding share of PCS common stock into a number of shares of FON common stock at a ratio equal to 110% of the average market value of one share of Series 1 PCS common stock to the average market value of one share of FON common stock, calculated over a 10-trading day period beginning on the 16th trading day after the consummation of the disposition transaction.

For these purposes, “all or substantially all” of the assets of the PCS group means at least 80% of the assets on a then-current market value basis.

These provisions do not apply if, in the transaction, Sprint receives primarily equity securities of an entity engaged or proposing to engage primarily in a business similar or complementary to the business of the PCS group.

Redemption to Effect a Spin-Off

N/A	Sprint may redeem all of the outstanding shares of PCS common stock in exchange for shares of common stock of one or more wholly-owned subsidiaries of Sprint that hold the assets and liabilities attributed to the PCS group (a “spin-off” of the PCS group). Any such redemption must be tax-free to the holders of PCS common stock, or an arrangement must exist such that holders of PCS common stock, net of all taxes, are in a position substantially equivalent economically to the position that they would be in after a tax-free distribution.	N/A

FON Before Recombination	PCS	FON After Recombination

Liquidation

In any liquidation of Sprint, the holders of FON common stock and PCS common stock would be entitled to receive assets of Sprint, if any, remaining for distribution to holders of common stock, regardless of the group to which those assets are attributed, divided among those holders in accordance with the per share units (“Liquidation Units”) attributable to each class of stock. Each share of FON common stock is attributed one Liquidation Unit.	Each share of PCS common stock is attributed 0.2046 Liquidation Units. See the discussion of liquidation in the previous column.	In any liquidation, holders of FON common stock after the recombination would be entitled to receive the net assets of Sprint, if any, remaining for distribution to holders of common stock.

United States Federal Income Tax Consequences of the Recombination

For United States federal income tax purposes, holders of PCS common stock will not recognize any income, gain, or loss in the recombination, except with respect to cash received in lieu of fractional shares of FON common stock. The aggregate tax basis of the FON common stock that a holder of PCS common stock receives in the recombination will be equal to the holder’s aggregate tax basis in the PCS common stock surrendered, reduced by the amount allocated to any fractional share interest for which cash is received. The receipt of cash in lieu of a fractional share of FON common stock will result in the recognition of gain or loss equal to the difference between the cash received and the amount of the holder’s tax basis allocated to the fractional share interest. The holding period in the FON common stock received in the recombination will include the holder’s holding period in the PCS common stock surrendered.

Holders of FON common stock and PCS convertible securities will recognize no income, gain or loss as a result of the recombination, and the tax basis and holding periods of their shares of FON common stock and PCS convertible securities held prior to the recombination will be unchanged.

WHERE YOU CAN FIND MORE INFORMATION

Sprint files annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s web site at http://www.sec.gov. You may also read and copy any document we file with the SEC at its public reference facilities at 450 Fifth Street, N. W., Washington, D. C. 20549. You can also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 450 Fifth Street, N. W., Washington, D. C. 20549. Please call the SEC at l-800-SEC-0330 for further information on the operation of the public reference facilities. Our SEC filings are also available at the office of the New York Stock Exchange. For further information on obtaining copies of our public filings at the New York Stock Exchange, you should call (212) 656-5060. These documents may also be accessed free of charge on Sprint’s website at http://www.Sprint.com/Sprint/ir.

You should not assume that the information in this document is accurate as of any date other than the date on the front of this document.

Annex A

Relevant Portions of Article SIXTH, Section 7 of the Sprint Articles of Incorporation

Section 7.  Conversion or Redemption of PCS Stock.  Except as otherwise provided in Sections 2.2, 6(q) and 8.5, shares of PCS Stock are (i) subject to conversion or redemption, as the case may be, upon the terms provided in this Section 7 with respect to each class and (ii) otherwise not subject to conversion or redemption.

7.1.  Conversion or Redemption of PCS Stock.

[ . . . . ]

(D) At any time following November 23, 2001, the Board of Directors may convert each outstanding share of Series 1 PCS Stock, Series 2 PCS Stock and Series 3 PCS Stock, as of the Conversion Date provided by Section 7.4(E), into the number of fully paid and nonassessable shares of Series 1 FON Stock, Series 2 FON Stock and Series 3 FON Stock, respectively (or, if the Series 1 FON Stock is not Publicly Traded at such time and shares of any other class or series of common stock of the Corporation (other than PCS Stock) are then Publicly Traded, of such other class or series of common stock as has the largest Total Market Capitalization as of the close of business on the Trading Day immediately preceding the date of the notice of conversion required by Section 7.4(E)) equal to, on the Conversion Date, (i) if following November 23, 2001 but prior to November 23, 2002, 110% of the Optional Conversion Ratio as of the fifth Trading Day prior to the date of the notice of such conversion required by Section 7.4(E), or (ii) if on or after November 23, 2002, at such conversion ratio (if any) as the Board of Directors determines to be fair to holders of the PCS Stock, taken as a separate class, and holders of FON Stock, taken as a separate class, provided, that upon such conversion, the Number Of Shares Issuable With Respect To The Old Class A Equity Interest In The PCS Group and the Number Of Shares Issuable With Respect To The Class A—Series DT Equity Interest In The PCS Group will convert, on the same basis, into a Number Of Shares Issuable With Respect To The Old Class A Equity Interest In The FON Group and a Number Of Shares Issuable With Respect To The Class A—Series DT Equity Interest In The FON Group, respectively.

7.4.  Notice and Other Provisions.

[ . . . . ]

(E) If the Corporation determines to convert the PCS Stock pursuant to Section 7.1(A)(2), Section 7.1(C) or Section 7.1(D), as the case may be, the Corporation shall, not earlier than the 45th Trading Day and not later than the 35th Trading Day prior to the Conversion Date, cause notice to be given to each holder of shares of PCS Stock, Class A Common Stock and to each holder of Convertible Securities that are convertible into or exchangeable or exercisable for shares of PCS Stock (unless alternate provision for such notice to the holders of such Convertible Securities is made pursuant to the terms of such Convertible Securities) setting forth (1) a statement that all outstanding shares of PCS Stock shall be converted, (2) the Conversion Date (which, in the case of a conversion after a Disposition, shall not be more than 85 Trading Days following the consummation of such Disposition), (3) the per share number of shares of Series 1 FON Stock (or Series 2 FON Stock or Series 3 FON Stock, if applicable) or another class or series of common stock of the Corporation, as the case may be, to be received with respect to each share of PCS Stock, including details as to the calculation thereof, (4) the place or places where certificates for shares of PCS Stock, properly endorsed or assigned for transfer (unless the Corporation shall waive such requirement), are to be surrendered for delivery of certificates for shares of Series 1 FON Stock (or Series 2 FON Stock or Series 3 FON Stock, if applicable) or another class or series of common stock of the Corporation, as the case may be, (5) the number of outstanding shares of PCS Stock and the number of shares of PCS Stock into or for which outstanding Convertible Securities are then convertible, exchangeable or exercisable and the conversion, exchange or exercise price thereof, (6) a statement to the effect that, subject to paragraph (I) of this Section 7.4, dividends on such shares of PCS Stock shall cease to be paid as of such

Conversion Date and (7) in the case of notice to holders of such Convertible Securities, a statement to the effect that a holder of such Convertible Securities shall be entitled to receive shares of common stock upon such conversion only if such holder properly converts, exchanges or exercises such Convertible Securities on or prior to such Conversion Date and a statement as to what, if anything, such holder will be entitled to receive pursuant to the terms of such Convertible Securities or, if applicable, this Section 7.4 if such holder thereafter converts, exchanges or exercises such Convertible Securities. Such notice shall be sent by first-class mail, postage prepaid, to each such holder at such holder’s address as the same appears on the transfer books of the Corporation.

[ . . . . ]

(H) The Corporation shall not be required to issue or deliver fractional shares of any capital stock or of any other securities to any holder of PCS Stock upon any conversion, redemption, dividend or other distribution pursuant to this Section 7. If more than one share of PCS Stock shall be held at the same time by the same holder, the Corporation may aggregate the number of shares of any capital stock that shall be issuable or any other securities or property that shall be distributable to such holder upon any conversion, redemption, dividend or other distribution (including any fractional shares). If there are fractional shares of any capital stock or of any other securities remaining to be issued or distributed to the holders of PCS Stock, the Corporation shall, if such fractional shares are not issued or distributed to the holder, pay cash in respect of such fractional shares in an amount equal to the Fair Value thereof on the fifth Trading Day prior to the date such payment is to be made (without interest). For purposes of the preceding sentence only, “Fair Value” of any fractional share means (A) in the case of any fraction of a share of capital stock of the Corporation, the product of such fraction and the Market Value of one share of such capital stock and (B) in the case of any other fractional security, such value as is determined by the Board of Directors.

(I) No adjustments in respect of dividends shall be made upon the conversion or redemption of any shares of PCS Stock; provided, however, that if the Conversion Date or Redemption Date, as the case may be, with respect to any shares of PCS Stock shall be subsequent to the record date for the payment of a dividend or other distribution thereon or with respect thereto, the holders of such shares of PCS Stock at the close of business on such record date shall be entitled to receive the dividend or other distribution payable on or with respect to such shares on the date set for payment of such dividend or other distribution, in each case without interest, notwithstanding the subsequent conversion or redemption of such shares.

(J) Before any holder of PCS Stock shall be entitled to receive any cash payment and/or certificates or instruments representing shares of any capital stock and/or other securities or property to be distributed to such holder with respect to such shares of PCS Stock pursuant to this Section 7, such holder shall surrender at such place as the Corporation shall specify certificates for such shares of PCS Stock, properly endorsed or assigned for transfer (unless the Corporation shall waive such requirement). The Corporation shall as soon as practicable after receipt of certificates representing such shares of PCS Stock deliver to the person for whose account such shares of PCS Stock were so surrendered, or to such person’s nominee or nominees, the cash and/or the certificates or instruments representing the number of whole shares of the kind of capital stock and/or other securities or property to which such person shall be entitled as aforesaid, together with any payment in respect of fractional shares contemplated by Section 7.4(H), in each case without interest. If less than all of the shares of PCS Stock represented by any one certificate are to be redeemed or converted, then the Corporation shall issue and deliver a new certificate for the shares of PCS Stock not redeemed.

(K) From and after any applicable Conversion Date or Redemption Date, as the case may be, all rights of a holder of shares of PCS Stock that were converted or redeemed shall cease except for the right, upon surrender of the certificates representing such shares of PCS Stock as required by Section 7.4(J), to receive the cash and/or the certificates or instruments representing shares of the kind of capital stock and/or other securities or property for which such shares were converted or redeemed, together with any payment in respect of fractional shares contemplated by Section 7.4(H) and rights to dividends as provided in Section 7.4(I), in each case without interest. Subject to the next sentence, any holder of a certificate that immediately prior to the applicable

Conversion Date or Redemption Date represented shares of PCS Stock shall not be entitled to receive any dividend or other distribution or interest payment with respect to shares of any kind of capital stock or other security or instrument for which PCS Stock was converted or redeemed until the surrender as required by this Section 7 of such certificate in exchange for a certificate or certificates or instrument or instruments representing such capital stock or other security. Upon such surrender, there shall be paid to the holder the amount of any dividends or other distributions (without interest) which theretofore became payable on any class of capital stock of the Corporation as of a record date after the Conversion Date or Redemption Date, but that were not paid by reason of the foregoing, with respect to the number of whole shares of the kind of capital stock represented by the certificate or certificates issued upon such surrender. From and after a Conversion Date or Redemption Date, the Corporation shall, however, be entitled to treat the certificates for PCS Stock that have not yet been surrendered for conversion or redemption as evidencing the ownership of the number of whole shares of the kind or kinds of capital stock of the Corporation for which the shares of PCS Stock represented by such certificates shall have been converted or redeemed, notwithstanding the failure to surrender such certificates.

(L) The Corporation shall pay any and all documentary, stamp or similar issue or transfer taxes that may be payable in respect of the issuance or delivery of any shares of capital stock and/or other securities upon conversion or redemption of shares of PCS Stock pursuant to this Section 7. The Corporation shall not, however, be required to pay any tax that may be payable in respect of any transfer involved in the issuance or delivery of any shares of capital stock and/or other securities in a name other than that in which the shares of PCS Stock so converted or redeemed were registered, and no such issuance or delivery shall be made unless and until the person requesting such issuance or delivery has paid to the Corporation the amount of any such tax or has established to the satisfaction of the Corporation that such tax has been paid.

(M) Neither the failure to mail any notice required by this Section 7.4 to any particular holder of PCS Stock or of Convertible Securities nor any defect therein shall affect the sufficiency of any notice given to any other holder of outstanding shares of PCS Stock or of Convertible Securities or the validity of any such conversion or redemption.

(N) The Board of Directors may establish such rules and requirements to facilitate the effectuation of the transactions contemplated by this Section 7 as the Board of Directors shall determine to be appropriate.

(O) If notices to Class A Holders are made pursuant to this Section 7, then the Corporation will make such notices in compliance with the provisions of Section 11 of ARTICLE SIXTH as well as with the provisions of this Section 7.

Annex B—Opinion of Financial Adviser

February 28, 2004

Board of Directors and

The Capital Stock Committee of the Board of Directors

Sprint Corporation

6200 Sprint Parkway

Overland Park, Kansas 66251

Members of the Board and the Capital Stock Committee:

We understand that the Capital Stock Committee of the Board of Directors of Sprint (the “Company”) and the Board of Directors of the Company are considering converting each outstanding share of PCS common stock into .50 shares (the “Conversion Ratio”) of FON common stock (the “Recombination”) pursuant to Section 7.1(D) of Article SIXTH of Sprint’s Articles of Incorporation (the “Articles of Incorporation”). The terms and conditions of the Recombination are set forth in more detail in the February 27, 2004 draft of the Notice to Sprint Stockholders presented today to the Board of Directors of the Company (the “Draft Notice”).

We have been requested by the Capital Stock Committee of the Board of Directors of the Company and the Board of Directors of the Company to render our opinion with respect to the fairness, from a financial point of view, of the Conversion Ratio to the holders of PCS common stock, taken as a separate class, and the holders of FON common stock, taken as a separate class, and accordingly, to all of the Company’s stockholders as a group. We have not been requested to opine as to, and our opinion does not in any manner address, the Company’s underlying business decision to proceed with or effect the Recombination.

In arriving at our opinion, we reviewed and analyzed: (1) the Articles of Incorporation and the Company’s tracking stock policies, the Draft Notice and the specific terms of the Recombination, (2) publicly available information concerning the PCS group, the FON group and the Company that we believe to be relevant to our analysis, including, without limitation, the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2002 and Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2003, June 30, 2003 and September 30, 2003, the Company’s Proxy Statement for its 2003 Annual Meeting of Stockholders and the Company’s Current Report on Form 8-K filed on February 5, 2004, and the Company’s press releases dated February 4, 2004, (3) financial and operating information with respect to the business, operations and prospects of the PCS group furnished to us by the Company, including financial projections for the PCS group for the years ending December 31, 2004 through December 31, 2006 prepared by the Company and financial projections for the PCS group for the years ending December 31, 2007 through December 31, 2013 prepared with guidance from the Company (collectively, the “PCS Projections”), (4) financial and operating information with respect to the business, operations and prospects of the FON group furnished to us by the Company, including financial projections for the FON group for the years ending December 31, 2004 through December 31, 2006 prepared by the Company and financial projections for the FON group for the years ending December 31, 2007 through December 31, 2013 prepared with guidance from the Company (collectively, the “FON Projections”), (5) the reported prices and trading activity of shares of Series 1 FON common stock and shares of Series 1 PCS common stock from May 31,2002 to the present and a comparison of those trading histories with one another and with those of other companies that we deemed relevant, (6) a comparison of the historical financial results and present financial condition of the PCS group with those of and for other companies that we deemed relevant, (7) a comparison of the historical financial results and present financial condition of the FON group with those of other companies that we deemed relevant, (8) the relative financial contributions of the PCS group and the FON group to the future financial performance of the Company, and (9) estimates of the future stock price

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performance for the PCS common stock and the FON common stock prepared by third-party research analysts. In addition, we have had discussions with the Company regarding (i) the PCS group’s business, operations, assets, financial condition and prospects, (ii) the FON group’s business, operations, assets, financial condition and prospects, (iii) the rationale for the original creation of the PCS and FON tracking stocks, (iv) consideration given to recombining the tracking stocks in past periods and (v) the rationale for the Recombination. We also have undertaken such other studies, analyses and investigations as we deemed appropriate.

In arriving at our opinion, we have assumed and relied upon the accuracy and completeness of the financial and other information used by us without assuming any responsibility for independent verification of such information and have further relied upon the assurances of the Company that it is not aware of any facts or circumstances that make any such information furnished by the Company inaccurate or misleading. We have also assumed that the final form of Notice to Sprint Stockholders describing the Recombination will be identical to the Draft Notice in all material respects. With respect to the PCS Projections and the FON Projections, upon advice of the Company we have assumed that such projections are reasonable and reflect the current best estimates and judgments of the Company as to the future financial performance of the PCS group and the FON group, respectively, and, at the Company’s direction, we have relied upon such projections in performing our analysis. In arriving at our opinion, we have not conducted a physical inspection of the properties and facilities of the Company and have not made or obtained any evaluations or appraisals of the assets or liabilities of the PCS group or the FON group. Our opinion necessarily is based upon market, economic and other conditions as they exist on, and can be evaluated as of, the date of this letter.

Based upon and subject to the foregoing, we are of the opinion as of the date hereof that, from a financial point of view, the Conversion Ratio is fair to the holders of PCS common stock, taken as a separate class, and the holders of FON common stock, taken as a separate class, and accordingly, to all of the Company’s stockholders as a group.

We have acted as financial advisor to the Capital Stock Committee of the Board of Directors of the Company and the Board of Directors of the Company in connection with the Recombination and will receive a fee for our services, a portion of which is payable upon delivery of this opinion. In addition, the Company has agreed to indemnify us for certain liabilities that may arise out of the rendering of this opinion. We also have performed various investment banking services for the Company in the past and have received customary fees for such services. In the ordinary course of our business, we actively trade in the securities of Sprint (including PCS common stock and FON common stock) for our own account and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities.

This opinion is for the use and benefit of, and is rendered to, the Capital Stock Committee of the Board of Directors of the Company and the Board of Directors of the Company in connection with their consideration of the Recombination.

Very truly yours,

LEHMAN BROTHERS

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